Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE

SRI/SURGICAL EXPRESS, INC. ANNOUNCES RESIGNATION OF

CHIEF EXECUTIVE OFFICER

TAMPA, FL — September 27, 2004 — SRI/Surgical Express, Inc. (Nasdaq: STRC) announced today that Joseph A. Largey resigned his positions as Chief Executive Officer and a director of the Company to pursue other interests. The one-time charge associated with the management change will be reflected in third quarter results. Mr. Largey’s duties and responsibilities will be assumed by the Executive Committee of SRI’s Board of Directors while it completes a search for a successor, which will begin immediately. The Executive Committee consists of James T. Boosales, Charles T. Orsatti, and N. John Simmons, Jr. Mr. Orsatti has been appointed chair of the Executive Committee.

“We are committed to a smooth transition to new leadership,” said John Simmons, the Company’s Chairman. “We deeply appreciate the hard work and dedication of many SRI employees who have built a solid foundation for SRI and whom we expect will assist us in achieving an even greater level of success.”

SRI/Surgical Express, Inc. provides hospitals with a daily delivery and retrieval service that furnishes reusable and disposable products and devices used in surgical procedures. The Company serves hospital customers in 21 states and the District of Columbia from 10 reprocessing facilities, one disposable products facility, and 15 distribution centers located throughout the United States.

FOR FURTHER INFORMATION:	Charles L. Pope
SRI/Surgical Express, Inc.
(813) 891-9550